Exhibit 10.2

CONX Corp. Director Compensation Program

Initial Option Grant

Upon initial election or appointment to the Board of Directors or the board of directors of a subsidiary of CONX, a director will be granted a fully vested option to acquire 10,000 Class A Shares with a grant date on the first day of the calendar quarter following the quarter in which such person initially is elected or appointed to such board of directors.

Annual Cash Retainer – Director

Each director will receive an annual cash retainer of $60,000, which is paid in equal quarterly installments, provided such person is a member of the Board of Directors or the board of directors of a subsidiary of CONX on the last day of the applicable calendar quarter.

Annual Cash Retainer – Committee Chair

Any director who is the chair of a committee of the Board of Directors will receive a $5,000 annual cash retainer, which is paid in equal quarterly installments, provided such person is the chair of the committee on the last day of the applicable calendar quarter

Meeting Fee

Directors will also receive a $1,000 cash payment for each meeting attended in person and a $500 cash payment for each meeting attended remotely, provided that, if there is more than one meeting of the Board of Directors, its committees or the board of directors of a subsidiary of CONX on the same day, then the applicable director is only entitled to receive compensation for attendance at a single meeting.

Discretionary Equity-Based Award Grants

Directors may receive discretionary grants of options to acquire Class A Shares or other equity-based awards annually. There is a current expectation to typically grant each continuing director an option to acquire 5,000 Class A Shares each year that is 100% vested upon grant and has a term of five years.

Expense Reimbursement

Directors will also receive reimbursement, in full, of: (i) reasonable travel expenses related to attendance at all meetings of the Board of Directors, its committees and the board of directors of a subsidiary of CONX; and (ii) reasonable expenses related to educational activities undertaken in connection with service on the Board of Directors, its committees and the board of directors of a subsidiary of CONX.